loanDepot Announces Launch of Private Offering of Senior Unsecured Notes

Foothill Ranch, California, March 23, 2021 – loanDepot, Inc. (NYSE: “LDI”) announced today that its wholly-owned subsidiary, LD Holdings Group LLC (the “Company”) intends, subject to market and other customary conditions, to offer $500 million in aggregate principal amount of senior unsecured notes (the “Notes”) in a private offering (the “Offering”). The Notes will initially be guaranteed by Artemis Management LLC, loanDepot.com, LLC, LD Settlement Services, LLC and mello Holdings, LLC, each a wholly-owned restricted subsidiary of the Company.

    The Company intends to use the net proceeds from this Offering for general corporate purposes, including to pay down certain operating indebtedness, and to fund a special dividend to the Company’s equityholders through a distribution to holders of loanDepot, Inc.’s Class A and Class D Common Stock and to holders of Holdco Units in the Company.
    The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), any state securities laws or the securities laws of any other jurisdiction, and may not be offered or sold in the United States, or for the benefit of U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities or blue sky laws. Accordingly, the Notes and related guarantees are being offered only to persons reasonably believed to be “qualified institutional buyers,” as that term is defined under Rule 144A of the Securities Act, or to non-“U.S. persons” outside the United States in accordance with Regulation S under the Securities Act.
    A confidential offering memorandum (the “Offering Memorandum”) for the Offering of the Notes, is being made available to such eligible persons. The Offering is being conducted in accordance with the terms and subject to the conditions set forth in such Offering Memorandum.
    This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, the Notes or any other security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.
Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company and its subsidiaries’ (collectively, "loanDepot") current views with respect to, among other things, its operations and financial performance. You can identify these statements by the use of words such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would” and “could.” These forward-looking statements reflect loanDepot’s views with respect to future events as of the date they were made and are based on loanDepot’s management's current expectations, estimates, forecasts, projections, assumptions, beliefs and information. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. All such forward-looking statements are subject to risks and uncertainties, many of which are outside of loanDepot’s control, and could cause future events or results to be materially different from those stated or implied in this document. It is not possible to predict or identify all such risks. These risks include, but are not limited to, the risk factors that are described under the section titled “Risk Factors” in our filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this filing and in other filings. loanDepot expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.
About loanDepot:
loanDepot is a contemporary financial services company dedicated to delivering a best-in-class experience to its mortgage purchase and refinance customers. Founded in 2010, loanDepot offers a diversified network of direct-to-consumer, in-market, and partner business channels, uniquely positioning it to serve a wide range of customers. Headquartered in Southern California, the Company has funded more than $300 billion since its founding and currently ranks as the second largest retail nonbank lender and one of the leading retail mortgage lenders in the United States. Committed to serving the communities in which its team members live and work, loanDepot has donated millions of dollars to support a variety of local, regional and national philanthropic efforts, most recently giving more than $2.5 million to help with COVID-related efforts for first responders, healthcare workers, individuals and families nationwide. The Company also is a founding sponsor of War Heroes on Water, which supports ongoing therapeutic healing services for combat-wounded veterans nationwide.
Investor Relations and Media Contact:
Abe Gutierrez
Vice President, Investor Relations
(949) 860-8215
ir@loandepot.com

or

Nicole Carrillo
Executive Vice President, Chief Accounting Officer
(949) 575-5187
ir@loandepot.com

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